Exhibit 99.1

Organicell Partners with Regenerative Care Network to Study Potential Therapeutic Benefits of ZofinTM for Patients with Heart Failure

Miami, FL (October 20, 2020) – Organicell Regenerative Medicine, Inc. (OTCBB: BPSR), a clinical-stage biopharmaceutical company dedicated to the development of regenerative therapies, announced that it has recently entered into an agreement with Regenerative Care Network (“RCN”). Organicell and RCN plan to collaborate on clinical research projects investigating use of Organicell’s lead therapeutic, Zofin™, as a novel therapeutic for heart failure with preserved ejection fraction, known as HFpEF. This collaboration will focus on the conduct of clinical trials to take place at various medical institutions in Dallas and Houston, as soon as possible after an Investigational New Drug Application (“IND”) is filed with and approved by the FDA and Institutional Review Board (“IRB”) approval of the planned study is received.

HFpEF, or diastolic heart failure, is a complex inflammatory disease in which the heart is unable to receive and pump adequate blood to meet the body’s needs. Among the approximately 6 million people in the USA with heart failure, about 50% have HFpEF, for which there is no effective treatment other than relief of congestion with diuretics.

RCN, under the leadership of its Medical Director, Dr. Vincent Friedewald, has extensive experience in managing patients with all forms of heart failure, including the large and growing population of patients with HFpEF. Dr. Friedewald is expected to be the principal clinical trial investigator for the planned study.

“From reviewing our clinical data, we have good reason to believe that Zofin™ may potentially be an effective treatment for inflammatory heart conditions, such as HFpEF. This collaboration comes at timely importance due to mounting research that shows that COVID-19 patients are developing this disease as an indirect effect of the infection.” said Dr. George Shapiro, the Chief Medical Officer at Organicell, who is himself a cardiologist.

About Regenerative Care Network:

Regenerative Care Network is physician-owned and was founded on the principal of providing regenerative cell therapy for conditions that medical evidence supports as effective.  Patients with conditions that have been shown to improve with regenerative cell therapy are given access to trained physicians who administer the appropriate cell therapy in compliance with the State of Texas Laws.

About Organicell Regenerative Medicine, Inc.:

Organicell Regenerative Medicine, Inc. is a clinical-stage biopharmaceutical company that harnesses the power of nanoparticles to develop innovative biological therapeutics for the treatment of degenerative diseases. The company’s proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring microRNAs, without the addition or combination of any other substance or diluent. Based in South Florida, the company was founded in 2008 by Albert Mitrani, Chief Executive Officer and Dr. Maria Ines Mitrani, Chief Science Officer. To learn more, please visit https://organicell.com/.

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About ZofinTM:

Zofin™ is an acellular biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs, without the addition or combination of any other substance or diluent. This product contains over 300 growth factors, cytokines, and chemokines as well as other extracellular vesicles/nanoparticles derived from perinatal tissues. Zofin™ is currently being tested in a phase I/II randomized, double blinded, placebo trial to evaluate the safety and potential efficacy of intravenous infusion of Zofin™ for the treatment of moderate to SARS related to COVID-19 infection vs placebo.

Forward-Looking Statements

Certain of the statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

Rosh Lowe

MicDrop

786-290-4400

rosh@micdrop.one

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